Exhibit 99.1

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Declares Preferred Stock Dividend
SANTA ANA, Calif. (June 4, 2010) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, announced today that its board of directors has declared a dividend of $3.00 per share on the company’s 12% Cumulative Participating Perpetual Convertible Preferred Stock to stockholders of record as of June 18, 2010. The dividend is for the quarterly period from April 1, 2010 and is payable on June 30, 2010.
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
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